Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AIRGAIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4523882
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

(Address of principal executive offices)         (Zip code)

Airgain, Inc. 2021 Employment Inducement Incentive Award Plan

Airgain, Inc. 2016 Incentive Award Plan

NimbeLink Corp. 2016 Stock Incentive Plan

(Full title of the plan)

Jacob Suen Chief Executive Officer Airgain, Inc. 3611 Valley Centre Drive, Suite 150 San Diego, CA 92130 (760) 579-0200	With a copy to: Matthew T. Bush Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 (858) 523-5400
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	175,000 shares(2)	$23.10(3)	$4,042,500(3)	$441.04
Common Stock, $0.0001 par value	125,000 shares(4)	$24.22(5)	$3,027,500(5)	$330.30
Common Stock, $0.0001 par value	2,695,633 shares(6)	$23.10(3)	$62,269,122(3)	$6,793.56
Common Stock, $0.0001 par value	22,871 shares(7)	$13.87(8)	$317,221(8)	$34.61
Total	3,018,504 shares	N/A	$69,656,343	7,599.51

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of Airgain, Inc. (the “Registrant”) that become issuable under the Airgain, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without our receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Represents 175,000 shares of Common Stock available for future issuance under the Inducement Plan.
(3)

Estimated solely for the purpose of calculating the registration fee under Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low sales prices per share of the Common Stock on February 26, 2021, as reported by The Nasdaq Capital Market.

(4)

Represents 125,000 shares of Common Stock issuable pursuant to outstanding stock options granted under the Inducement Plan.  To the extent such outstanding awards under the Inducement Plan are later forfeited or lapsed unexercised, the shares of Common Stock subject to such awards will be available for future issuance under the Inducement Plan.

(5)

Calculated solely for the purposes of computing the amount of the registration fee with respect to the shares of Common Stock issuable under the stock options outstanding under the Inducement Plan under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of such outstanding options ($24.22).

(6)

Represents 2,695,633 additional shares of Common Stock that have become available or may become available for issuance under the Airgain, Inc. 2016 Incentive Award Plan (the “Airgain 2016 Plan”) in accordance with its terms.

(7)

Represents 22,871 shares of Common Stock issuable in connection with the assumption of outstanding stock options granted under the NimbeLink Corp. 2016 Stock Incentive Plan later assumed as the Airgain, Inc. 2016 Stock Incentive Plan (the “NimbeLink 2016 Plan) by the Registrant in connection with the Acquisition (as defined below).

(8)

Calculated solely for the purposes of computing the amount of the registration fee with respect to the shares of Common Stock issuable under the stock options being assumed by the Registrant under the NimbeLink 2016 Plan, under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of such outstanding options ($13.87).

Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the above-named plans are granted, exercised and/or distributed.

explanatory note

This Registration Statement is being filed pursuant to the instructions to Form S-8 and the Securities Act by us to register 300,000 shares of Common Stock issuable under the Inducement Plan adopted by our board of directors on February 5, 2021. The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, restricted stock awards, restricted stock unit awards, dividend equivalent awards, and other stock-based awards. The Inducement Plan was adopted by our board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

This Registration Statement is also being filed by us to register an additional 2,695,633 shares of Common Stock under the Airgain 2016 Plan. In accordance with Instruction E to Form S-8, the contents of the prior registration statement on Form S-8, File No. 333-213770, previously filed with respect to the Airgain 2016 Plan, is hereby incorporated by reference.

This Registration Statement is also being filed by us in relation to the Acquisition (as defined below) and the assumption by us of the NimbeLink 2016 Plan.  On January 7, 2021, in connection with the Stock Purchase Agreement, dated January 7, 2021, by and among Airgain, NimbeLink Corp., the sellers set forth therein and Scott Schwalbe in his capacity as seller representative (the “Purchase Agreement”), we acquired all of the outstanding stock of NimbeLink Corp., which became a wholly-owned subsidiary of the Registrant (the “Acquisition”).  In connection with the consummation of the Acquisition, the outstanding unvested stock options granted under the NimbeLink 2016 Plan were assumed by us at the closing of the Acquisition. This Registration Statement is being filed for the purpose of registering up to 22,871 shares of Common Stock issuable upon the exercise of stock options that were granted under the NimbeLink 2016 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Airgain, Inc. is sometimes referred to as the “Company,” “Airgain,” “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 19, 2021;
(b)	Our Current Report on Form 8-K filed with the Commission on January 7, 2021; and
(c)

The description of our common stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A (File No. 001-37861) filed with the Commission on August 3, 2016, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. We expressly exclude from such incorporation any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to this registration statement of which this prospectus is a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description	Where Located
4.1	Amended and Restated Certificate of Incorporation	Incorporated by reference to our Current Report on Form 8-K, filed with the SEC on August 17, 2016
4.2	Amended and Restated Bylaws	Incorporated by reference to our Current Report on Form 8-K, filed with the SEC on August 17, 2016
4.3	Specimen stock certificate evidencing the shares of common stock	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333- 212542), filed with the SEC on July 29, 2016
5.1	Opinion of Latham & Watkins LLP	Filed herewith
10.1	Form of Indemnity Agreement for Directors and Officers	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333- 212542), filed with the SEC on July 29, 2016
10.2*	Airgain, Inc. 2016 Incentive Award Plan	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333- 212542), filed with the SEC on July 29, 2016
10.3*	Form of Stock Option Agreement under the Airgain, Inc. 2016 Incentive Award Plan	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333- 212542), filed with the SEC on July 29, 2016
10.4*	Form of Restricted Stock Unit Agreement under the Airgain, Inc. 2016 Incentive Award Plan	Incorporated by reference to our Annual Report on Form 10-K, filed with the SEC on March 15, 2019
10.5*	Airgain, Inc. 2021 Employment Inducement Incentive Award Plan	Incorporated by reference to our Annual Report on Form 10-K, filed with the SEC on February 19, 2021

Exhibit No.	Description	Where Located
10.6*	Form of Stock Option Agreement under the Airgain, Inc. 2021 Employment Inducement Incentive Award Plan	Incorporated by reference to our Annual Report on Form 10-K, filed with the SEC on February 19, 2021
10.7*	NimbeLink Corp. 2016 Stock Incentive Plan, as amended	Filed herewith
10.8*	Form of Stock Option Agreement under the NimbeLink Corp. 2016 Stock Incentive Plan	Filed herewith
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

______________________________

*  Indicates a contract, compensatory plan or arrangement in which our directors or executive officers are eligible to participate.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on March 3, 2021.

AIRGAIN, INC.

By:	/s/ Jacob Suen
Jacob Suen
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of the Registrant do hereby constitute and appoint Jacob Suen, Chief Executive Officer and President, and David B. Lyle, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments that said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jacob Suen	Chief Executive Officer, President and Director	March 3, 2021
Jacob Suen	(Principal Executive Officer)

/s/ David B. Lyle	Chief Financial Officer	March 3, 2021
David B. Lyle	(Principal Financial and Accounting Officer)

/s/ James K. Sims	Chairman	March 3, 2021
James K. Sims

/s/ Tzau-Jin Chung	Director	March 3, 2021
Tzau-Jin Chung

/s/ Joan H. Gillman	Director	March 3, 2021
Joan H. Gillman

/s/ Thomas A. Munro	Director	March 3, 2021
Thomas A. Munro

/s/ Arthur M. Toscanini	Director	March 3, 2021
Arthur M. Toscanini